Exhibit 99.1

Kimco Realty Corporation announces earnings for fourth quarter and full year 2009;
Declares regular quarterly cash dividend

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 3, 2010--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter and year ending December 31, 2009.

Highlights for 2009 and Fourth Quarter 2009

  Announced appointment of David B. Henry as CEO; Milton Cooper remains executive chairman;
  Increased occupancy to 92.8 percent in its combined shopping center portfolio and to 92.4 percent in its U.S. portfolio at year end 2009, a 40 and 50 basis point increase, respectively, over the prior quarter;
  Executed 2,334 leases totaling over 8.4 million square feet in 2009, representing a 47 percent increase in gross leasable area (GLA) over leases signed in 2008;
  Excluding the re-tenanting of 21 vacant junior anchor boxes, posted leasing spreads on new leases of 9.5 percent for 2009;
  Completed two equity offerings during the year of the company’s common stock generating net proceeds in excess of $1.1 billion;
  Completed a $300 million 6.875% 10-year unsecured bond offering;
  Reduced the company’s consolidated net debt to EBITDA ratio by 1.3x from the end of 2008;
  Acquired the remaining interest in 33 operating properties from two joint ventures at a price of $956 million; and
  Declared regular quarterly cash dividend of $0.16 per common share.

Net income available to common shareholders for the fourth quarter of 2009 was $40.4 million or $0.11 per diluted share compared to net loss to common shareholders of $63.3 million or $0.24 per diluted share for the fourth quarter of 2008. The change in year-over-year net income is primarily related to increases in net income resulting from:

  $111.1 million of lower impairment charges, net of income tax benefits,
  $1.5 million (net) due to an $8.1 million increase in net operating income which was partially offset by an increase in depreciation expense of $6.6 million from the acquisitions of the PL Retail Portfolio and 11 operating properties from its joint venture with Prudential Real Estate Advisors during the fourth quarter 2009, and
  $9.3 million due to a decrease in general and administrative expense.

Offset by:

  $10.6 million due to a reduction in benefit for income taxes, and
  $5.6 million of increased interest expense.

For the full year 2009, net loss available to common shareholders was $51.2 million or $0.15 per diluted share compared to net income available to common shareholders of $202.6 million or $0.78 per diluted share for the full year 2008. The primary difference from 2008 is related to a decrease in transaction income of approximately $153 million, lower gains on the sale of operating properties of $12 million and an increase in non-cash impairments and depreciation of $58 million and $22 million, respectively.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $119.5 million or $0.31 per diluted share for the fourth quarter of 2009 compared to $10.5 million or $0.04 per diluted share for the same period one year ago. For the quarter ended December 31, 2009, the company recognized non-cash impairment charges, net of related tax benefits, of $0.7 million compared to $111.8 million in the fourth quarter 2008. Excluding impairment charges, FFO per diluted share for the quarter would have been $0.31 compared to $0.46 for the same period in 2008.

For the full year 2009, FFO was $287.1 million compared to $522.9 million in 2008 and FFO per diluted share was $0.82 compared to $2.02 in 2008. For the year ended December 31, 2009, the company recognized non-cash impairment charges, net of tax, of $179.2 million compared to $121.5 million in 2008. Excluding impairment charges, FFO for the year ended December 31, 2009 would have been $466.3 million or $1.33 per diluted share compared to $644.3 million or $2.49 per diluted share, in the prior year. Additionally, FFO declined in 2009 from 2008 due to the reduction in transaction activity of approximately $153 million and recurring income from Kimco’s structured investments and non-retail investments of approximately $35 million. A reconciliation of net income to FFO is provided in the tables accompanying this press release.

Non-Cash Impairments

For the quarter ended December 31, 2009, the company recognized non-cash impairment charges of approximately $0.7 million, inclusive of a $33.5 million tax benefit, representing a $111.1 million decrease from the fourth quarter 2008. Approximately $25.7 million of the impairment charges, net of tax benefit, for the quarter ended December 31, 2009 relate to other-than-temporary declines in the fair values below the carrying values of certain of the company’s investments in unconsolidated joint ventures. The remaining non-cash impairments were primarily attributable to the preferred equity portfolio.

For the year ended 2009, the non-cash impairment charges recognized were $179.2 million, inclusive of a $33.5 million tax benefit, representing a $57.7 million increase over 2008. The non-cash impairments for 2009 before the $33.5 million tax benefit were primarily related to $128.7 million of non-retail and structured investment assets. The remaining non-cash impairments were attributable to its investment in its unconsolidated joint ventures of $73.2 million and certain shopping center portfolio assets of $10.8 million.

Core Business Operations

Shopping Center Portfolio

Kimco’s shopping center portfolio includes 940 operating properties, comprised of 827 assets in the United States and Puerto Rico, 51 in Canada, 43 in Mexico and nine in South America, as well as 11 development properties, consisting of two assets in the United States, seven in Mexico and two in South America.

Occupancy in the company’s combined shopping center portfolio was 92.8 percent at the end of the fourth quarter 2009. This excludes 18 properties (six in the U.S., 11 in Mexico and one in Brazil) previously classified as development which are pending stabilization and are approximately 73 percent occupied. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) one year following the projects inclusion in operating real estate; two years for Latin America. During the fourth quarter 2009, the company executed a total of 605 leases totaling 1.7 million square feet: 350 new leases for 915,000 square feet and 255 lease renewals for 803,000 square feet.

For the full year, the company produced strong leasing results with 2,334 leases totaling over 8.4 million square feet. This includes 1,123 new leases totaling 3.2 million square feet and 1,211 lease renewals for 5.2 million square feet representing increases of 56 percent and 42 percent in GLA, respectively, over the prior year. During the year, the company completed construction on 36 of its 47 development projects. The company estimates costs associated with the remaining 11 projects will be approximately $50 million in 2010 to complete currently approved phases.

In the U.S. portfolio, occupancy at December 31, 2009 was 92.4 percent, up 50 basis points from the end of the third quarter. Kimco signed 421 new leases for 1.5 million square feet. Same space leases totaling 1.2 million square feet included 113 new leases for 467,000 square feet at a negative 6.9 percent spread from the prior rent and 217 leases for renewals and options totaling 729,000 square feet at a flat rent spread which together aggregate a negative 3.0 percent rent decrease over the prior rent. Excluding new leases attributable to re-leasing ten bankrupt junior anchors (six former Linens N Things and four former Circuit City), the leasing spread on new leases is 2.1 percent. Same-property NOI for the fourth quarter declined 1.1 percent from the fourth quarter of 2008.

For the year 2009, the company executed 700 new leases totaling 2.5 million square feet as well as 1,016 lease renewals for 4.8 million square feet in its U.S. portfolio. The average increase in contractual base rent on a cash basis for new leases was 1.8 percent and 1.7 for renewals and options which together aggregate 1.8 percent. Included in same space new leases was the re-tenanting of 21 bankrupt junior anchors (15 former Linens N Things and six former Circuit City). Excluding these 21 leases, the leasing spread on new leases is 9.5 percent. Same-property NOI declined 2.7 percent year-over-year.

Investment Management Programs

At year-end, the company had a total of 287 properties in investment management funds with 14 institutional partners.

The company realized fee income of $12.1 million from its investment management business in the fourth quarter of 2009. This included $7.8 million in management fees, $1.3 million in transaction-based fees and $3.0 million in other ongoing fees.

As previously announced, the company acquired the remaining 85 percent interest in 21 properties from PL Retail LLC for $175 million during the fourth quarter 2009 based on a total price of $825 million inclusive of the assumption of $564 million in non-recourse mortgage debt and $50 million in perpetual preferred stock. Subsequently during the quarter, the company repaid $269 million of the assumed non-recourse mortgage debt.

Also during the year, Kimco acquired the remaining 85 percent interest in 12 properties from its joint venture with Prudential Real Estate Investors for approximately $131 million.

Structured Investments and Non-Retail Investments

During the quarter, the company recognized $23 million of income related to its structured investments and other non-retail assets of which $17 million was recurring and $6 million was transactional. The recurring income was primarily attributable to $6 million from preferred equity investments, $7 million of interest and dividends, and $3 million from joint ventures including its various investments with Westmont Hospitality.

In keeping with its objective of disposing of its non-retail investments and other structured investments, the company has monetized an aggregate of approximately $19 million during the fourth quarter of this year and approximately $125 million for the full year 2009. The majority of these investments were comprised of marketable securities and mortgage financing receivables as the market for these investments is readily accessible. The company continues to seek opportunities in the marketplace to execute this strategy for the remaining non-retail investments.

Capital Structure and Dividend

During 2009, the company successfully accessed the capital markets sourcing approximately $2.0 billion in debt and equity for its own balance sheet. As part of a re-equitization of the company’s balance sheet, Kimco raised in excess of $1.1 billion during 2009 through two separate equity offerings in which it issued 105.2 million shares at $7.10 in April and 28.8 million shares at $12.50 in December. Additionally, the company closed on approximately $400 million in secured debt, a $220 million unsecured term loan and issued $300 million of 10-year unsecured senior notes at a coupon of 6.875 percent in 2009. Within its joint venture programs, Kimco raised approximately $418 million in secured debt.

The company maintains access to approximately $1.6 billion of immediate liquidity under its $1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility.

The Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on April 15, 2010 to shareholders of record on April 5, 2010, representing an ex-dividend date of April 1, 2010.

The company also announced that its Board of Directors declared quarterly dividends for the company’s preferred shares. The Series F depositary shares, each representing 1/10 of a share of 6.65% Series F cumulative redeemable preferred shares, quarterly dividend of $0.415625 per preferred depositary share will be paid on April 15, 2010 to shareholders of record on April 1, 2010, representing an ex-dividend of March 30, 2010.

The Series G depositary shares, each representing 1/100 of a share of 7.75% Series G cumulative redeemable preferred shares, dividend of $0.484375 per preferred depositary share will be paid on April 15, 2010 to shareholders of record on April 1, 2010, representing an ex-dividend date of March 30, 2010.

Portfolio Overview

As of December 31, 2009, Kimco owned equity interests in 1,478 retail properties totaling 152 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This portfolio encompasses 497 consolidated shopping centers, 287 shopping centers in investment management programs, 156 other joint venture shopping centers and 11 development properties that together total 951 properties and 137 million square feet. This also includes 527 properties totaling 15 million square feet in the company’s preferred equity program.

At December 31, 2009, the company had interests in 125 retail properties totaling 16.4 million square feet in Canada. This is comprised of 51 shopping centers and 74 preferred equity investments. In Mexico, the company owned interests in 56 shopping centers totaling 12.4 million square feet comprised of 49 shopping centers and seven properties under development. The company also has investments in 11 properties in Chile, three properties in Brazil and one in Peru.

2010 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers,
  Actively engaging in the disposition of its non-retail assets, and
  Strengthening its balance sheet with a long-term focus on reducing its leverage levels and employing a conservative capital mix.

The company estimates FFO for the year of $1.07 – $1.15 per diluted share. This does not include any estimate for impairments.

Estimated portfolio metrics are as follows:

  Occupancy for the U.S. shopping center portfolio of approximately flat to up 50 basis points, and
  Same-property NOI for U.S. shopping center portfolio for the year between -2 percent to flat.

The company has provided further detail on guidance in its supplemental disclosures.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, February 4 at 9:00 a.m. Eastern Time. The call will include a review of the company’s fourth quarter 2009 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-724-9505. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 4729406. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of December 31, 2009, the company owned interests in 1,478 retail properties comprising 152 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) the level and volatility of interest rates and foreign currency exchange rates, (v) increases in operating costs and real estate taxes, (vi) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (vii) the Company’s ability to raise capital by selling its assets, (viii) changes in governmental laws and regulations, (ix) the availability of suitable acquisition opportunities, (x) valuation of joint venture investments, (xi) valuation of marketable securities and other investments, (xii) changes in the dividend policy for the Company’s common stock, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission, including but not limited to the company's report on Form 10-K for the year ended December 31, 2008 and the section titled “Risk Factors” therein, as may be updated or supplemented in the company’s Form 10-Q filings. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2009		2008		2009		2008

Revenues from Rental Properties	$211,822		$196,989		$786,887		$758,704

Rental Property Expenses:
Rent	3,774		3,563		14,082		13,367
Real Estate Taxes	31,564		27,244		112,405		98,005
Operating and Maintenance	29,257		27,063		110,056		104,698
	64,595		57,870		236,543		216,070

Net Operating Income	147,227		139,119		550,344		542,634

Income from Other Real Estate Investments	9,226		9,199		36,199		86,643
Mortgage Financing Income	3,337		4,731		14,956		18,333
Management and Other Fee Income	12,090		11,850		42,486		47,666
Depreciation and Amortization	(59,723)		(53,099)		(227,729)		(206,002)
	112,157		111,800		416,256		489,274

Interest, Dividends and Other Investment Income	10,728		7,513		33,098		56,119
Other Expense, Net	(1,361)		(339)		(893)		(2,208)

Interest Expense	(57,855)		(52,256)		(209,879)		(212,591)
General and Administrative Expenses	(26,642)		(35,961)		(110,091)		(116,187)
	37,027		30,757		128,491		214,407

Gain on Sale of Development Properties	2,275		2,317		5,751		36,565

Impairments:
Property Carrying Values	-		(13,613)		(52,100)		(13,613)
Investments in Other Real Estate Investments	(8,677)		-		(49,279)		-
Marketable Equity Securities & Other Investments	(478)		(108,706)		(30,050)		(118,416)
Investments in Real Estate Joint Ventures	(16,762)		(15,500)		(43,658)		(15,500)

Benefit for Income Taxes	34,530		47,282		36,622		12,974

Equity in Income / (Loss) of Joint Ventures, Net	2,992		(5,808)		6,309		132,208

Income / (Loss) from Continuing Operations	50,907		(63,271)		2,086		248,625

Discontinued Operations:
(Loss) / Income from Discontinued Operating Properties	(150)		737		(172)		6,577
Loss on Operating Properties Held for Sale/Sold, Net of Tax	(61)		(598)		(141)		(598)
Gain on Disposition of Operating Properties, Net of Tax	-		10,487		421		20,018
(Loss) / Income from Discontinued Operations	(211)		10,626		108		25,997

Gain on Transfer of Operating Properties (1)	-		6		26		1,195
Gain on Sale of Operating Properties (1)	1,796		-		3,952		587
Loss on Sale of Operating Properties (1)	-		-		(111)		-
	1,796		6		3,867		1,782

Net Income / (Loss)	52,492		(52,639)		6,061		276,404

Net (Income) / Loss Attributable to Noncontrolling Interests (1)	(315)		1,116		(10,003)		(26,502)

Net Income / (Loss) Attributable to the Company	52,177		(51,523)		(3,942)		249,902

Preferred Dividends	(11,822)		(11,822)		(47,288)		(47,288)

Net Income / (Loss) Available to the Company's Common Shareholders	$40,355		$(63,345)		$(51,230)		$202,614

Per Common Share:
Income / (Loss) from Continuing Operations: (4)
Basic	$0.11		$(0.28)		$(0.15)		$0.69
Diluted	$0.11	(2)	$(0.28)	(2)	$(0.15)	(2)	$0.69	(3)
Net Income / (Loss):
Basic	$0.11		$(0.24)		$(0.15)		$0.79
Diluted	$0.11	(2)	$(0.24)	(2)	$(0.15)	(2)	$0.78	(3)

Weighted Average Shares Outstanding for Net Income / (Loss) Calculations:
Basic	382,894		268,311		350,077		257,811
Diluted	383,000		268,311		350,077		258,843
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net Income would be increased $18 for the year ended December 31, 2008.
(4)	Includes the net income attributable to noncontrolling interests related to discontinued operations of $0 and $(74) for the quarters ended December 31, 2009 and December 31, 2008, $0 and $1,281 for the year ended December 31, 2009 and December 31, 2008, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets:
Real Estate, Net of Accumulated Depreciation of $1,343,148, and $1,159,664, Respectively	$7,073,408	$5,690,277
Investments and Advances in Real Estate Joint Ventures	1,103,625	1,161,382
Real Estate Under Development	465,785	968,975
Other Real Estate Investments	553,244	566,324
Mortgages and Other Financing Receivables	131,332	181,992
Cash and Cash Equivalents	122,058	136,177
Marketable Securities	209,593	258,174
Accounts and Notes Receivable	113,610	93,732
Other Assets	389,550	340,114
Total Assets	$10,162,205	$9,397,147

Liabilities:
Notes Payable	$3,000,303	$3,440,818
Mortgages Payable	1,388,259	847,491
Construction Loans Payable	45,821	268,337
Dividends Payable	76,707	131,097
Other Liabilities	432,833	388,818
Total Liabilities	4,943,923	5,076,561
Redeemable Noncontrolling Interests	100,304	115,853

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 405,532,566, and 271,080,525
Shares, Respectively	4,055	2,711
Paid-In Capital	5,283,204	4,217,806
Cumulative Distributions in Excess of Net Income	(338,738)	(58,162)
	4,949,405	4,163,239
Accumulated Other Comprehensive Income	(96,432)	(179,541)
Total Stockholders' Equity	4,852,973	3,983,698
Noncontrolling Interests	265,005	221,035
Total Equity	5,117,978	4,204,733
Total Liabilities and Equity	$10,162,205	$9,397,147

Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2009		2008		2009		2008
Reconciliation of Net Income/ (Loss) to Funds From Operations - "FFO"
Net Income / (Loss)	$52,492		$(52,639)		$6,061		$276,404
Net (Income)/ Loss Attributable to Noncontrolling Interests	(315)		1,116		(10,003)		(26,502)
Gain on Disposition of Operating Prop., Net of Tax	(1,796)		(10,494)		(4,399)		(21,799)
Gain on Disposition of Joint Venture Operating Properties	(7,572)		(170)		(7,572)		(2,443)
Depreciation and Amortization	57,244		52,694		222,996		204,843
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	31,931		34,295		132,596		134,917
Unrealized Remeasurement of Derivative Instrument	(706)		(2,475)		(5,297)		4,733
Preferred Stock Dividends	(11,822)		(11,822)		(47,288)		(47,288)
Funds From Operations	$119,456		$10,505		$287,094		$522,865
Non-Cash Impairments Recognized, Net of Tax	$737		$111,836		$179,235		$121,476
Funds From Operations Before Impairments	$120,193		$122,341		$466,329		$644,341

Weighted Average Shares Outstanding for FFO Calculations:
Basic	382,894		268,311		350,077		257,811
Units	1,542		-		1,483		774
Dilutive Effect of Options	106		102		11		999
Diluted	384,542	(1)	268,413	(2)	351,571	(1)	259,584	(1)

FFO Per Common Share - Basic	$0.31		$0.04		$0.82		$2.03
FFO Per Common Share - Diluted	$0.31	(1)	$0.04	(2)	$0.82	(1)	$2.02	(1)
FFO Before Impairments Per Common Share - Diluted	$0.31	(1)	$0.46	(2)	$1.33	(1)	$2.49	(1)

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by

$224 for the three months ended December 31, 2009, and $964 and $1,291 for the years ended December 31, 2009 and 2008, respectively.

(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2010
	Low	High
Projected diluted net income available to common
shareholder per share	$0.25	$0.31

Unrealized remeasurement of derivative instrument	(0.01)	0.01

Projected depreciation & amortization	0.54	0.56
Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.31	0.32

Gain on disposition of operating properties	(0.01)	(0.03)
Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.02)
Projected FFO per diluted common share	$1.07	$1.15

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-

Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated.

The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
Senior Vice President, Finance & Investor Relations